NEWS RELEASE

NETGEAR® APPOINTS MICKEY MERICLE TO BOARD OF DIRECTORS

SAN JOSE, California - December 10, 2019 -NETGEAR®, Inc. (NASDAQ: NTGR), the leading provider of networking technology for small businesses, the smart home and online game play, today welcomes Mickey Mericle to join the company’s board of directors. Mickey joins the board with a valued background in global marketing and strategy with a proven track record with a range of Silicon Valley technology companies as well as industry-leading mass-merchant retailers.

Mickey currently serves as the chief marketing officer of Shutterfly, Inc., where she is responsible for all aspects of the company's marketing efforts. Mickey brings experience across a broad spectrum of marketing disciplines including brand, advertising, product, CRM/loyalty, analytics, and B2B. Prior to her role at Shutterfly, Mickey served as vice president of global marketing for Adobe Systems, where she focused on marketing and customer analytics for the consumer and enterprise businesses. During her tenure at Adobe, she led the web analysis and optimization, media measurement, advanced analytics, account-based marketing, and the Adobe Digital Insights program.  Earlier in her career, Mickey also held leadership roles for both Walmart and Target in marketing, finance, and strategy. Prior to this, she has held marketing roles at Hewlett Packard, Monitor Company and FedEx Home Office formerly known as Kinko’s.  Ms. Mericle holds a BA from Iowa State University, an MS from the University of Pennsylvania, and an MBA from the Kellogg School of Management at Northwestern University.

“We welcome the addition of Mickey Mericle to the NETGEAR Board of Directors,” said Patrick Lo, chairman and chief executive officer of NETGEAR. “Ms. Mericle brings more than 20 years of business, marketing, and strategic planning expertise providing the board with a valuable perspective on all of our key growth segments. Of particular importance to NETGEAR will be her success in matters of customer acquisition and retention as we continue to expand our value-added service offerings to complement our extensive line up of networking solutions.”

About NETGEAR, Inc.
NETGEAR® (NASDAQ: NTGR) has pioneered advanced networking technologies for homes, businesses, and service providers around the world since 1996 and leads the industry with a broad range of award-winning products designed to simplify and improve people’s lives. By enabling people to collaborate and connect to a world of information and entertainment, NETGEAR is dedicated to delivering innovative and advanced connected solutions ranging from mobile and cloud-based services for enhanced control and security, to smart networking products, video over Ethernet for Pro AV applications, easy-to-use WiFi solutions and performance gaming routers to enhance online game play.  The company is headquartered out of San Jose, Calif. with offices located around the globe. More information is available from the NETGEAR Investor Page or by calling (408) 907-8000. Connect with NETGEAR: Twitter, Facebook, Instagram and the NETGEAR blog at NETGEAR.com.

©2019 NETGEAR, Inc. NETGEAR and the NETGEAR logo are trademarks and/or registered trademarks of NETGEAR, Inc. and/or its affiliates in the United States and/or other countries. Other brand and product names are for identification purposes only and may be trademarks or registered trademarks of their respective holder(s). The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.

Source: NETGEAR-G

U.S. Media Contact: Nathan Papadopulos, (408) 890-3889, NPapadopulos@netgear.com
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